Exhibit 10.22.2

EXTENSION AMENDMENT TO EMPLOYMENT AGREEMENT

Talecris Biotherapeutics Holdings Corporation (the “Company”) and Lawrence D. Stern (the “Executive”) (together, the “Parties”) are parties to an employment agreement (the “Employment Agreement”) effective as of April 1, 2005 and amended and restated as of April 1, 2007, and further amended and restated as of January 1, 2009.  This amendment shall be effective as of March 30, 2009 (“Extension Date”).

The Parties have determined to amend the Employment Agreement to extend the Initial Renewal Term pending negotiations of other amended terms and conditions.

Agreement

Based on good and valuable consideration, the sufficiency of which each Party acknowledges, the Parties agree as follows:

The first sentence of section 2 of the Employment Agreement is amended to read as follows:

Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue until May 29, 2009 (“Initial Renewal Term”) and shall renew for subsequent terms (each a “Subsequent Term”) upon written notification by the Board of Directors, the first Subsequent Term ending on March 31, 2010, and future Subsequent Terms being for a period of one (1) year.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the Amendment Date.

EXECUTIVE

/s/ Lawrence D. Stern
Name: Lawrence D. Stern
Title: Chairman and Chief Executive Officer

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP

By:	/s/ John F. Gaither, Jr.
Name: John F. Gaither, Jr.
By direction of the Board of Directors